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                                                                    Exhibit 99.2


           [Broker Dealer letter to accompany ICG letter delivered in connection with Directed Share Subscription Program]


                       [Merrill Lynch & Co. letterhead]


                                                                          , 1999



Dear Safeguard Stockholder:

     In connection with the Safeguard Scientifics Directed Share Subscription Program relating to the Internet Capital Group public offering, you are receiving:

     . a letter from Internet Capital Group explaining the Directed Share Subscription Program, and

     . a copy of Internet Capital Group's prospectus relating to its public offering and the Directed Share Subscription Program.

     Please direct any questions regarding the Directed Share Subscription Program to Safeguard Scientifics' automated investor relations line at
(888) SFE-1200. Please do not call Internet Capital Group with any questions regarding this program. Only Safeguard's automated investor relations line or representatives of Safeguard will be able to answer your questions.

                                 Very truly yours,


                                 Merrill Lynch & Co.